Exhibit 10.9

TERM SHEET
For a Proposed Transaction
Between BreedIT Corp ("BRDT") and Novomic Ltd. ("Company")
November 22, 2015

The principal terms relating to the proposed transaction are as follows:

BRDT Breedit Corp, a publicly traded Delaware corporation, traded on the OTCQB exchange, under the ticker symbol: BRDT, with its principal office at 21 Ha'Arbaa St., Tel Aviv, Israel (Att: Mr. Shrem).

Representatives of BRDT: (prior to Closing) The representatives of BRDT as of the signing of this Term Sheet, as shall be determined by BRDT in writing prior to Closing (as defined below).
BRDT's Stockholders The stockholders of BRDT, prior to Closing (as defined below) holding all of the issued and outstanding share capital of Pubco.

The Company: Novomic Ltd., an Israeli company registered number 51-424335-1, with its principal office at 23 Ha'melacha St., Rosh-Haayin, Israel.

Founders: YMY Industry Ltd. (Registration No. 512680539)
Microdel Ltd. (Registration No. 513577874)
(each a "Founder" and collectively, the “Founders”)
(Each of BRDT, the Company and the Founders shall collectively be referred to as the "Parties").

Structure and Consideration: All of the issued and outstanding share capital of the Company owned by the Company shareholders (the "Company Shareholders") shall be transferred to BRDT in consideration for such number of BRDT stocks which is the outcome of the following: 100%-((x) US$1,000,000 plus BRDT's cash position at Closing plus US$100,000 (furnished to the Company by BRDT as a Bridge Loan, as such term is defined below) divided by (y) US$6,000,000 plus BRDT's cash position at Closing plus US$100,000 (furnished to the Company by BRDT as a Bridge Loan, as such term is defined below)) (the "BRDT Stocks"), to be issued to the Company Shareholders upon Closing (the "Transaction" or the "Merger"), and as a result of which the Company shall be a 100% fully owned subsidiary of BRDT.

Any options, warrants, or any other rights or securities to acquire shares of the Company, including any securities which are convertible into shares, whether vested or not, shall be terminated or exercised prior to Closing, as shall be further detailed in the Definitive Merger Agreement. It is acknowledged by the Company that the BRDT Stocks shall be issued based on the Company's representations and warranties regarding the financial condition and other information provided by the Company, as to the historical, current and prospective performance of the business of the Company, all as shall be prescribed in the Definitive Merger Agreement.

Capitalization: The capitalization of BRDT, as of the date hereof, is as described in Schedule A attached hereto.The capitalization of the Company, as of the date hereof, is as described in Schedule B attached hereto.

Bridge Loan: Not later than 7 days following the signing hereof, BRDT will furnish the Company with a loan of US$100,000 (the "Bridge Loan") on account of the cash position of BRDT at the Closing. In the event the Parties shall not sign the Definitive Merger Agreement, the Company will repay the loan in accordance with the terms of the bridge loan agreement attached as Schedule C hereto.

Cash Position of the Parties; Company Debts: At the Closing, BRDT shall have (a) not less US$700,000 in cash; and (b) no debts and/or liabilities of any kind and/or nature whatsoever.

As of December 31, 2015, the Company shall have a zero net balance between its cash position and its aggregate debt balance, as detailed in the list of creditors attached as Schedule D hereto (the "Company's Operational Debt"). At of the Closing, the Company shall further have certain outstanding shareholders loans, the aggregate sum of which shall not exceed US$150,000 (the "Shareholders' Loans").

Repayment of Shareholders' Loans: Following Closing, the Company’s outstanding Shareholders Loans shall be repaid by the Company only from the 'net profit' (as such term shall be mutually determined at the Definitive Merger Agreement), provided that such repayment shall not exceed 30% of the Company's aforesaid 'net profit', from time to time.

Zvika Yemini's Monthly Compensation: Following the Closing, Zvika Yemini shall receive from the Company a monthly compensation, as follows:
(i) US$6,000 monthly salary; and
(ii) US$4,000 per month which shall be accumulated and be paid to Mr. Yemini in full only upon and subject to Company's meeting an aggregate of US$1,500,000 in revenues as a result of the on-going business activity of the Company.

Warrants: At the Closing, BRDT shall issue to certain advisers as listed in Schedule E hereto (the "Advisers"), warrants to acquire US$1,500,000 worth of shares of common stock of BRDT at an exercise price per share reflecting a pre-money valuation of US$9,000,000 of BRDT, for a period of 18 month following the approval of the Prospectus by the applicable authorities (the "Warrants"). At the Adviser’s sole discretion, the exercise of the Warrants in a sum equivalent to US$100,000 shall be a ‘cashless’ basis, as shall further be detailed in the Definitive Merger Agreement.
In addition, at the Closing, the Company shall provide to each of the Advisers with cash compensation, all as shall be detailed and agreed by the Parties in the Definitive Merger Agreement, all without derogating from the provisions hereof.

Registration: Immediately following the Closing, BRDT shall submit a prospectus to the SEC (the "Prospectus") under which all or portion (at BRDT's sole discretion) of BRDT's stocks prior to Closing (as listed in Schedule F hereto), including the stocks underlying the Warrants, shall be registered in accordance with the Securities Act of 1933, as amended(the “Securities Act”), pursuant to a registration statement S-1 to be filed within ninety (90) days following the Closing, to permit their public resale.

Following the Closing, BRDT's Stockholders and all the stockholders holding BRDT stocks derived from the exercise of the Warrants shall receive rights to effect 2 "demand" registrations; unlimited "piggy back" registrations; and unlimited F-3 registration; provided however, that the BRDT Stocks shall be subject to an eighteen (18) months lock-up period from the date of the Prospectus approval by the SEC. All of the foregoing shall be subject to standard limitations, in accordance with an Investor's Rights Agreement to be executed as part of the Definitive Merger Agreement.

The BRDT Stocks' stockholders and any other stockholders of BRDT, as may be, shall be entitled to the benefits of Rule 144 promulgated under the Securities Act ("Rule 144"). BRDT shall file with the SEC in a timely manner all reports and other documents required of BRDT under the Securities Act and the Securities Exchange Act of 1934, as amended, so long as the filing of such reports and other documents is required for the applicable provisions of Rule 144. The Company shall be solely responsible for its due preparation for the Merger and for the Registration, as set forth herein, including, without limitation, the translation, if necessary, of documentation, financial statements and other information for the prospectus.

Board of Directors/Management: Immediately following the Closing Date, the Board of Directors of BRDT (the: "Board") shall consist of three (3) members. The Representatives of BRDT shall be entitled to appoint one (1) director, whereas the Company’s Shareholders shall be entitled to appoint two (2) directors. The identity of any such appointed director by the Representatives of BRDT shall be subject to the consent of the Founders, which shall not be unreasonably withheld.
Following the Closing, BRDT shall nominate a CFO subject to the recommendation of the Representatives of BRDT and the consent of the Founders, which shall not be unreasonably withheld.

Definitive Merger Agreement: The Parties will use reasonable efforts to (a) execute a definitive merger agreement (“Definitive Merger Agreement”) and other appropriate Ancillary Agreements (as defined below) until December 31, 2015; and (b) perform the closing of the Definitive Merger Agreement and other related transactions 90 days from the execution of the Definitive Merger Agreement (the "Closing" or the "Closing Date"). Other terms and conditions, including but not limited to representations and warranties of the Company and the Founders, as customary in a transaction of this type, as well as any others that may arise as a result of a continuing due diligence, shall be included in the Definitive Merger Agreement. The Company shall ensure that the necessary corporate resolutions are adopted, and that all other actions are taken, in order to allow for the due fulfillment of all of the obligations and undertakings of the Company and the Founders contained herein.

Confidentiality: The Parties and any other person acting on their behalf, shall keep this Term Sheet, related correspondence and all other materials and information delivered to them by the other party, in strict confidence, and shall not issue any public statement or press release concerning the transactions contemplated herein, without the other party’s prior written approval of the substance and form of any such statement or release; provided, however, that notwithstanding anything to the contrary herein, to the extent that BRDT is advised by its counsel that disclosure of the matters set forth in this Term Sheet are required by applicable laws or by the stock exchange requirements, then BRDT may make such disclosure at its sole discretion, but agrees to use its best efforts to provide the Company prior notice in advance of public release, if possible, subject to the time constraints of BRDT pursuant to the applicable law.

Exclusivity: The period commencing as of the date hereof and through the earliest of (i) the Closing; or (ii) 90 days as of the date hereof (or such other date as may be mutually agreed upon) (the earliest such date being the “Termination Date”), will be defined as the “Exclusivity Period”. During the Exclusivity Period, the Company, the Company's Shareholders, the Founders, any of the Company's officers, directors, employees, agents or other representatives, directly or indirectly, will not (i) solicit, negotiate or accept any investment offers from third parties, other than in a transaction in which third party investors shall join the Transaction under the same terms hereunder; or (ii) cause or permit any sale, assignment, transfer or conveyance of any of the Company’s outstanding assets (other than sales in the ordinary course of business).

Continuation of Business: Upon signing of this Term Sheet and until the, the Company will run its business in the ordinary course in the continuing best interests of the Company and its shareholders and in substantially the same manner as previously conducted.

Intellectual Property: The Company and the Founders hereby confirm that the Company owns (or will own, prior to the Closing) and (or will have, prior to the Closing) has the unrestricted right to use all intellectual property used in the Company's business as currently conducted and as currently proposed to be conducted and, to the extent that such intellectual property was developed by, or is otherwise subjected to any rights and claims of, any third party, including, without limitation, current or former employees and consultants of the Company (including the Founders and the Company's Shareholders), such intellectual property has been (or will be, prior to the Closing) validly assigned to the Company without any restrictions or obligations with respect to such.

Principal Conditions To Closing: The following conditions must, inter alia, be met prior to executing the Definitive Merger Agreement (the “Execution”): (i) BRDT shall have completed its financial, technological, business, personnel, and legal due diligence to its reasonable satisfaction; (ii) the Company will suffer no material adverse change prior to Execution (as determined by BRDT in its sole discretion); (iii) BRDT and the Company will be reasonably satisfied with all legal documentation; (iv) the approval of the board of directors of BRDT and the Company; and (v) a tax ruling issued by the Israeli Tax Authorities pursuant to Section 104(h) of the Israeli Tax Ordinance.

Employee Stock Option Plan: Following the Closing, BRDT may establish an employee stock option plan and reserve common stocks for issuance under such plan up to a maximum of 10% of the issued and outstanding capital stock of BRDT at the Closing. All terms of the Employee Stock Option Plan shall be determined by the Board.

Ancillary Agreements: As used herein, “Ancillary Agreements” shall mean any and all ancillary agreements contemplated by the Definitive Merger Agreement including, without limitation, any and all employment agreements, confidentiality agreements, voting agreements, merger and regulatory filings, and any and all other agreements competition agreements, schedules, exhibits, certificates and other documents that may be contemplated by the Definitive Merger Agreement.

Finder's Fee: It is agreed by the Parties that following the Closing, BRDT shall issue number of common stocks, as shall be agreed by the Parties, to _____________, as finder fees (the: "Finder Fee") which shall dilute all BRDT stockholders following the Closing pro-rata. The Company and BRDT confirm that, except for the Finder Fee, no agent, finder or broker, acting on behalf of or under the authority of the Company or BRDT, is or will be, entitled to any broker's or finder's fee, or any other similar commission or fee in connection with the transaction contemplated hereby.

Closing Expenses: As of the signing of this Term Sheet, both BRDT and the Company will incur legal and other costs and expenses in connection with the negotiation of the Transaction and certain due diligence activities relating thereto, and each party will be solely responsible for its own expenses.

Use of Proceeds: BRDT shall use the gross proceeds from the Transaction for research and development and for working capital, general corporate purposes and the repayment of the Company Debt.
Following the Closing and until the first anniversary therefrom, BRDT shall extend a monthly sum of US$8,000 for the benefit of investors' relations and public relations, which sum shall be managed by BRDT's Board.

Governing Law: This Term Sheet as well as the Definitive Merger Agreement will be governed by and construed in accordance with the laws of the State of Israel, without regard to its conflicts of laws principles.

Without derogating from the above, the Parties approve and acknowledge that BRDT is a publicly traded Delaware corporation, traded on the OTCQB exchange, and therefore subject to the laws of the United States, as such may be applicable.

All parties hereto hereby submit to the exclusive jurisdiction of the courts of the Tel Aviv district.

This Term Sheet sets forth the principal terms of the Transaction and constitutes a binding contract on the part of the Parties hereto. All of the obligations of the Parties with respect to the Transaction shall be further memorialized by the execution and delivery of the Definitive Merger Agreement.

Please indicate your acceptance and approval of this Term Sheet by having it executed and dated where indicated below, and returning an executed copy.

Very truly yours,

BreedIT Corp

By: /s/: Itschak Shrem
Itschak Shrem, Chief Executive Officer

ACCEPTED AND AGREED TO:

Novomic Ltd.

By: /s/: Zvi Yemini
Zvi Yemini, Chairman

YMY Industry Ltd.

By: /s/:___________________
Name (Title)

Microdel Ltd.

By: /s/:___________________
Name (Title)